EXHIBIT 21.0

SUBSIDIARIES

United States of America

•                                          Trans World Gaming International U.S. Corp.

•                                          Trans World Gaming of Louisiana, Inc. (inactive)

Czech Republic

•                                          21st Century Resorts a.s.

•                                          American Chance Casinos a.s. (formerly LMJ Casino Rozvadov a.s.)

•                                          Atlantic Properties, s.r.o.

•                                          Hollywood Spin s.r.o.

•                                          LMJ Slots s.r.o.

•                                          SC98A, s.r.o.

•                                          Trans World Hotels, s.r.o.

Germany

•                                                                  Sibylle Hotel GmbH